Exhibit 10.7

GENERAL TERMS FOR THE SUPPLY OF PRODUCTS AND SERVICES

DBS Lead	Entity name:	DBS Bank (Hong Kong) Limited
	Registration number:	0003714
	Country / territory of incorporation:	Hong Kong
	Registered business address:	11/F., The Center, 99 Queen’s Road Central, Hong Kong
Supplier Lead	Entity name:	TalentQuest HR Limited
	Registration number:	1194769
	Country / territory of incorporation:	Hong Kong
	Registered business address:	21/F, Shum Tower, 268 Des Voeux Road, Central, Sheung Wan, HK
General Terms Reference No.	YXX-DBS-HKG-XXXXX
General Terms Effective Date	1 April 2024

1	Definitions

1.1	Capitalised terms used in these General Terms have the following meanings:

Affiliate	means any person that Controls, is Controlled by, or is under common Control with a Party.

Business Day	means any day other than a Saturday, Sunday or official public holiday in the jurisdiction in which DBS is located.

Charges	means the amounts payable by DBS for Products or Services as specified in an Order.

Confidential Information	means all information (of whatever nature and however recorded or preserved) which:

	a)	was disclosed or received before or after the date of a Contract as a result of the discussions leading up to the Contract, concluding the Contract or the performance of the Contract; and

	b)	is designated as “confidential information” by the Disclosing Party; or

	c)	would be regarded as being confidential by a reasonable business person; or

	d)	is clearly confidential from its nature or the circumstances in which it was imparted, and including:

	e)	information which relates to the commercial affairs, business, finances, infrastructure, products, services, developments, inventions, trade secrets, know-how, Personnel, or contracts of, and any other information relating to, the Disclosing Party, its Affiliates or customers;

	f)	any information referred to in a) to e) above disclosed on a Disclosing Party’s behalf or created or developed by the Recipient; and

	g)	information extracted, copied or derived from information referred to in a) to f) above.

Contract	means a contract between a DBS Entity and a Supplier Entity for the supply of Products or Services, comprising an Order, these General Terms, any Modules specified in the Order and any documents incorporated by reference into any of these.

Control	means the power to direct the management or decisions of a Party whether by voting shares, power to appoint or remove directors, or otherwise, including holding 50% or more of the shareholding, underlying control or composition of the board of directors.

DBS	means the DBS Entity specified in an Order.

DBS Entity	means DBS Bank Limited or any of its Affiliates.

DBS Lead	means the DBS Entity specified at the beginning of these General Terms.

DBS Policies	means all DBS policies, standards, procedures or instructions relevant to the performance of a Contract and made available to the Supplier from time to time and updated by DBS from time to time.

Disclosing Party	means the Party in respect of which information is Confidential Information.

Force Majeure Event	means acts of God, flood, drought, earthquake or other natural disaster, epidemic or pandemic, terrorist attack, war or riots, nuclear, chemical or biological contamination and collapse of buildings, fire, explosion or accident, but does not include cyber attacks or events, a lack of funds or lack of manpower for any reason, a Party’s own default, misconduct or negligence (or that of its Personnel) or events or circumstances that could have been prevented or overcome by that Party as a result of exercising reasonable care.

General Terms	means these General Terms for the Supply of Products and Services.

General Terms Effective Date	means the date specified at the beginning of these General Terms.

Government Authority	means any national, central, federal, state, provincial or local government or any governmental, quasi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency or entity.

Hong Kong	means the Hong Kong Special Administrative Region of the People’s Republic of China.

Insolvency Event	means, in relation to a Party or any entity in Control of a Party, the occurrence of any of the following events (or any event analogous to any of the following):

	a)	it suspends, or threatens to suspend, payment of its debts or becomes insolvent or unable to pay its debts;

	b)	it commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies or the solvent reconstruction of that Party;

	c)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that Party, other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies or the solvent reconstruction of that Party;

	d)	an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed over the Party;

	e)	the holder of a qualifying floating charge over the assets of that Party has become entitled to appoint or has appointed an administrative receiver;

	f)	a person becomes entitled to appoint a receiver over the assets of the Party or a receiver is appointed over the assets of the Party;

	g)	a creditor or encumbrancer of the Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the Party’s assets and such attachment or process is not discharged within 14 days;

	h)	it suffers or is subject to any equivalent event, circumstance or procedure to those set out in a) to g) above in any other jurisdiction; or

	i)	it suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business.

Intellectual Property Rights	means rights in patents, registered designs, trade marks and service marks (whether registered or not), copyright, database right, design rights and moral right, in each case existing in any jurisdiction in the world, and other proprietary rights in other jurisdictions that grant similar rights as the foregoing, including those subsisting in inventions, drawings, performances, software, databases, semiconductor topographies, business names, goodwill and the style of presentation of goods and services and in applications for the protection thereof, but excluding trade secrets.

Law	means any law, by-law, statute, legislation or secondary legislation, regulation, policy, resolution, rule, executive order, ordinance, regulatory requirement, directive, decree, judgment, treaty, circular, opinion, interpretive letter, guideline, comment and other measure of any Government Authority.

Local Module	means supplemental terms executed by the DBS Lead and Supplier Lead applicable to the provision of Products or Services in a jurisdiction other than Hong Kong.

Loss	means any loss, liability, damage, cost, claim, fine or penalty and any related taxes, costs and expenses (including reasonable legal fees and disbursements and costs of investigation, mediation, litigation, arbitration, settlement, judgement, interest and penalties).

Module	means a Local Module, Product / Service Module or Regulatory Module.

Order	means an order for Products or Services concluded by DBS and the Supplier in a form required by DBS.

Parties	means DBS and the Supplier and Party means either one of them, as the context requires.

Permitted Recipients	means a Recipient’s Affiliates, Personnel, advisors, accountants and consultants.

Personnel	means a Party’s employees, officers, directors, representatives, consultants, contractors, subcontractors and agents.

Product / Service Module	means supplemental terms executed by the DBS Lead and Supplier Lead applicable to specific types of Products or Services.

Products	means the products to be provided by the Supplier as stated in an Order.

Recipient	means the Party which receives, obtains, develops or creates Confidential Information of the Disclosing Party.

Regulatory Module	means supplemental terms executed by the DBS Lead and Supplier Lead dealing with specific regulatory matters.

Relationship Manager	means the person designated by each Party for the purposes of clause 5.

Sanctions	means any sanctions administered or enforced by a sanctions authority, including the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the Office of Foreign Assets Control of the US Department of Treasury and the United Nations Security Council.

Services	means the services to be provided by the Supplier as stated in an Order.

Special Conditions	means terms in an Order which are expressly stated to amend, modify, supplement or override these General Terms or a Module for purposes of that Order and only:

	a)	to bring the Order into compliance with applicable Laws; or

	b)	to address specific technical or operational requirements of the Products or Services being supplied under the Order.

Supplier	means the Supplier Entity specified in an Order.

Supplier Entity	means the Supplier Lead or any of its Affiliates.

Supplier Lead	means the entity specified at the beginning of these General Terms.

Sustainable Sourcing Principles	means the principles in Schedule 1 (Sustainable Sourcing Principles) as amended by DBS from time to time.

1.2	The headings do not govern or affect the interpretation of a Contract.

1.3	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

1.4	If any provision in a definition confers rights, or imposes obligations on any Party, effect is given to it as a substantive provision of a Contract.

1.5	Unless the context indicates otherwise an expression which denotes any gender includes all the others, reference to a natural person includes a juristic person, the singular includes the plural, and the plural includes the singular.

1.6	A Contract will not be construed in favour of or against any Party by reason of that Party’s or its professional advisors’ participation in its preparation.

1.7	Unless otherwise expressly stated, a reference in a Contract to:

(1)	a clause is to a clause of the document in which it is referenced;

(2)	an annexure, appendix, attachment, exhibit or schedule is to an annexure, appendix, attachment, exhibit or schedule to the document in which it is referenced;

(3)	the words including, in particular of for example are without limitation;

(4)	a person is to any natural or juristic person;

(5)	any Law is to that Law in changed or supplemented form or to a newly adopted Law replacing a previous Law;

(6)	a reference to $ or dollars is a reference to Hong Kong currency unless expressly stated otherwise; and

(7)	a number of days is to calendar days.

2	Contract structure

2.1	These General Terms set out the contractual framework for the supply of Products and Services by Supplier Entities to DBS Entities. From time to time the DBS Lead and Supplier Lead will also execute Modules containing terms applicable to specific types of Products and Services, regulatory matters or the jurisdiction in which the Products or Services are supplied.

2.2	To conclude a Contract, a DBS Entity and a Supplier Entity will execute an Order that incorporates these General Terms and the applicable Modules except to the extent amended, modified, supplemented or overridden by a Special Condition in the Order for the purposes of that Order. Each Order forms a separate contract between the DBS Entity and Supplier Entity that executes it.

2.3	If a Module which is required for a particular Order has not been executed, the DBS Lead and Supplier Lead must execute that Module before the DBS Entity and Supplier Entity execute the Order.

2.4	All references to DBS and Supplier in any Contract (including in these General Terms and Modules) are deemed to be the DBS Entity and Supplier Entity that executes the relevant Order.

2.5	No Contract will constitute an exclusive arrangement. DBS may procure or perform itself, or engage third parties to procure or perform, any of the Products and Services or any other products or services. Except to the extent expressly set out in an Order, no Contract shall give the Supplier any right to a minimum level or volume of Products or Services.

2.6	Subject to clause 2.7, DBS’ obligations in each Contract are solely the obligations of the relevant DBS Entity. No DBS Entity guarantees the obligations of, or will be jointly and severally liable with, any other DBS Entity.

2.7	Other DBS Entities as Product / Service recipients

Other DBS Entities designated by DBS in an Order may receive Products and Services under a Contract. Where this is done:

(1)	All communications, notices, directions and instructions given under a Contract will be given and received by DBS on behalf of other DBS Entities.

(2)	DBS will ensure that each DBS Entity receiving Products and Services complies with DBS’ obligations under the relevant Contract. Any breach of DBS’ obligations by another DBS Entity is a breach of that Contract.

(3)	The Supplier may not make any claims arising out of or in connection with a Contract against another DBS Entity and must make such claims against DBS. DBS may make any claims against the Supplier arising out of or in connection with a Contract in its own right, or on behalf of the DBS Entity. Any Loss suffered by a DBS Entity arising out of or in connection with a Contract will be deemed a Loss suffered by DBS.

2.8	Any contractor or other third party acting on behalf of DBS or another DBS Entity may use the Products or Services provided to DBS or another DBS Entity under a Contract.

2.9	If required by DBS, the Supplier will use any procurement system used by DBS for supplier registration, contracting, invoicing or payment. If the system is provided by a third party, the Supplier may need to accept the third party’s terms of use, which do not form part of any Contract.

2.10	The consent of DBS Entities and Supplier Entities that have executed Contracts (other than DBS Lead and Supplier Lead) is not required for the rescission, variation or termination of these General Terms and/or any Modules, even if the rescission, variation or termination affects any rights or obligations of the DBS Entities or Supplier Entities. If the DBS Lead and Supplier Lead agree to vary these General Terms and/or any Module applicable to, or incorporated into an Order:

(1)	DBS Lead and Supplier Lead shall communicate such amendments to the DBS Entities and Supplier Entities; and

(2)	unless otherwise agreed by DBS Lead and Supplier Lead, any such amendments shall be deemed to automatically amend the terms of all of the then-existing Contracts between any DBS Entity and Supplier Entity. If the taking of any action or execution of any document is required to give effect to such amendments, Supplier Lead shall procure the Supplier Entity and DBS Lead shall procure the DBS Entity to take all such necessary actions and execute all documents required to give effect to any such amendments.

3	Precedence of terms

3.1	Any conflict between the documents comprising a Contract will be resolved in the following order of precedence:

(1)	any Special Conditions in the Order;

(2)	Local Modules;

(3)	Regulatory Modules;

(4)	Product / Service Modules;

(5)	the General Terms;

(6)	the remainder of the Order; and

(7)	any documents incorporated by reference in any of the above.

4	Duration

4.1	These General Terms commence on the Effective Date and endure for a period of eighteen (18) months. The DBS Lead and Supplier Lead may renew or extend these General Terms by agreement in writing.

4.2	Each Module commences on the date stated in that Module and endures for as long as the General Terms are in force.

4.3	Each Contract commences on the date, and endures for the period, stated in the applicable Order.

4.4	If any Contract remains in force on expiry of the General Terms and Modules, the General Terms and the applicable Modules will remain in force for the purposes of that Contract only until its expiry or termination.

4.5	DBS Entities and Supplier Entities may not conclude new Contracts after expiry or termination of the General Terms and Modules.

5	Relationship management

5.1	Each DBS Entity and Supplier Entity that has concluded Contracts must designate:

(1)	a Relationship Manager with the authority necessary to make prompt decisions with respect to Contracts; and

(2)	a senior executive with settlement authority and who is familiar with the relationship for the purposes of clause 19.1(3).

5.2	The Relationship Managers are the Parties’ primary point of contact in relation to all Contracts between them. The Supplier Relationship Manager must attend any DBS management meeting related to the Parties’ relationship on request and have the authority to bind Supplier contractually.

5.3	The day-to-day management of each Contract will be dealt with in accordance with the applicable Order and Modules.

5.4	Where multiple DBS Entities and Supplier Entities have entered into Contracts under these General Terms, each of DBS Lead and Supplier Lead shall designate a Global Relationship Manager to manage the Parties’ enterprise relationship. The Global Relationship Managers shall be responsible for organising regular meetings during the term of these General Terms at which they or their nominated representatives shall review the overall relationship between the Parties and the quality, timeliness, cost and provision of Products and Services supplied or being supplied under the Contracts.

6	Subcontracting

6.1	The Supplier may not subcontract any of its obligations under a Contract without DBS’ prior written approval.

6.2	DBS may revoke its approval in respect of a Supplier subcontractor at any time, acting reasonably, on written notice to the Supplier. Examples of acting reasonably include where DBS is in dispute (or reasonably anticipates a dispute) with that subcontractor, a Government Authority requires removal of the subcontractor or DBS reasonably believes that that subcontractor may cause the Supplier to breach a Contract.

6.3	Subcontracting (and any matter connected with subcontracting) does not relieve the Supplier from any of its obligations under a Contract. The Supplier will be liable to DBS for all Losses incurred by DBS through the acts or omissions of its subcontractors as if the acts and omissions were those of the Supplier itself.

7	Payment

7.1	Charges

(1)	In consideration of the Supplier’s performance under a Contract, DBS will pay the Charges for Products and Services specified in the relevant Order. DBS will not pay any additional amounts in relation to a Contract unless otherwise agreed in writing.

(2)	Without prejudice to its other rights or remedies, DBS may withhold payment of any amounts if the Supplier has failed to perform its obligations under a Contract to which those amounts relate.

(3)	On notice to the Supplier, DBS may set off any amounts owing to it by the Supplier from amounts owed to the Supplier under a Contract.

7.2	Taxes

(1)	Unless otherwise stated, the fees specified in an Order exclude any applicable taxes.

(2)	DBS will pay any sales, goods and services, value-added or similar tax imposed on the supply of Products and Services which are included on the Supplier’s invoices, provided that the invoices comply with applicable tax Law.

(3)	Except as stated in clause 7.2(2), the Supplier will be liable for all taxes imposed in connection with the Products and Services, including corporate business taxes, franchise taxes, incomes taxes, withholding taxes and personnel-related taxes. In the event that any payment to be made by DBS in respect of any invoice is subject to any withholding tax, DBS shall make payment to the Supplier of the amount owing, less a deduction for such withholding tax to be accounted to the relevant tax authority. Payment of such net amount to the Supplier shall, for the purposes of the relevant Order, constitute full payment and settlement of the sums owing under the relevant invoice.

(4)	The Supplier is responsible for any non-compliance with its obligations under applicable tax Laws, including any taxes, interest and penalty assessments.

7.3	Invoicing and payment

(1)	The Supplier will invoice DBS at the frequency stated in the relevant Order. DBS will pay all undisputed amounts within 30 days, unless otherwise stated in the relevant Order, after receipt of an invoice that:

(a)	is addressed to DBS and specifies the Contract, Products and Services to which it relates;

(b)	complies with applicable tax Laws;

(c)	where applicable, is accompanied by relevant documentation demonstrating that the amounts are calculated in accordance with the Contract; and

(d)	meets any other requirements stated in a Module or Order or reasonably requested by DBS in advance.

(2)	DBS will not be liable for any fees invoiced more than 12 months after the relevant Products or Services were supplied.

7.4	Billing disputes

(1)	If DBS notifies the Supplier before the due date for payment that it disputes a part or the whole of any invoice, DBS may withhold payment of the disputed amount only. Disputed amounts will not be considered late payments and the Parties will negotiate in good faith to resolve the dispute. Failing resolution within 14 days after receipt by the Supplier of DBS’ notification, the dispute will be dealt with in accordance with clause 19. Any adjustment to invoiced amounts arising as a result of such resolution will be reflected, in the Supplier’s next invoice to DBS.

(2)	DBS may, in good faith, dispute any amount that has already been paid in accordance with clause 19.

7.5	Charges audits

(1)	During the term of each Contract and for at least 12 months after its expiry or termination, the Supplier must:

(a)	maintain complete and accurate records of all amounts invoiced and paid under that Contract, together with relevant supporting documentation, in accordance with generally accepted accounting principles; and

(b)	promptly make these records available on request from DBS or its internal or external auditors or any Government Authority with jurisdiction over DBS, for the purpose of auditing the amounts charged and paid under that Contract.

(2)	If an audit reflects that the Supplier has overcharged DBS, the Supplier will promptly reimburse DBS the amount overcharged. Without prejudice to DBS’ other rights and remedies, if the overcharge was more than 5% of a particular Charges category, the Supplier will also reimburse DBS for its costs in conducting the audit.

8	Anti-bribery, anti-corruption and sanctions

8.1	The Supplier acknowledges that DBS has a zero tolerance approach towards bribery and corrupt practices and breach of Sanctions and does not authorise or condone these in any form. Accordingly, the Supplier warrants and undertakes that:

(1)	the Supplier, its Affiliates and Personnel will comply with all applicable anti-bribery and anti-corruption Laws in the performance of any Contract, including the UK Bribery Act 2010 and the Hong Kong Prevention of Bribery Ordinance (Cap. 201);

(2)	the Supplier, its Affiliates and Personnel are not the subject (and are not owned or controlled by the subject) of any Sanctions and will not engage in any activity or be party to any transaction that would amount to a breach of any Sanctions;

(3)	the Supplier will implement procedures to prevent breaches by the Supplier and its Personnel of applicable anti-bribery and anti-corruption Laws and Sanctions; and

(4)	the Supplier will comply in relation to Contracts with any further requirements and guidelines on anti-bribery, anti-corruption and Sanctions issued by DBS from time to time.

8.2	DBS may audit compliance with, or investigate a breach (or reasonably suspected breach), of clause 8.1 at any time during the term of a Contract. The Supplier must provide full cooperation, and access to all relevant information, to DBS during an audit or investigation and must procure that its Affiliates and Personnel do the same.

8.3	If the Supplier suspects or becomes aware of a breach of clause 8.1 or any request or direction to the Supplier, its Affiliates or Personnel to breach clause 8.1 (including by persons acting or purporting to act for DBS), the Supplier must immediately stop the conduct causing the breach, notify DBS in writing and maintain all relevant information relating to the matter.

8.4	If clause 8.1 is breached:

(1)	DBS Entities may terminate all Contracts then in force between DBS Entities and Supplier Entities or require the Supplier Entities to take such remedial action as the DBS Entities regard necessary and reasonable in the circumstances, including removing Personnel or Affiliates from involvement in all or specific Contracts, Products or Services;

(2)	to the extent permissible by Law, the Supplier must provide full cooperation, and access to all relevant information to DBS Entities in any legal, regulatory or government action against DBS Entities arising from the breach; and

(3)	the Supplier will indemnify DBS Entities for any court or government fines, regulatory sanctions and other financial Losses incurred by DBS Entities as a result of the breach.

8.5	Clauses 8.3, 8.4(2) and 8.4(3) survive termination or expiry of all Contracts and these General Terms.

9	Sustainable sourcing

9.1	The Supplier acknowledges that DBS conducts its business based on a set of principles, values and guidelines for action and behaviour regarding people and the environment (including clients, employees, communities impacted by DBS’ business activities, and shareholders) (collectively the Principles). The Principles include those in Schedule 1 (Sustainable Sourcing Principles), a general framework of fundamental principles to which DBS adheres and sanctions or environmental legislation in force in the countries which DBS operates.

9.2	The Supplier warrants that:

(1)	It conducts and will conduct its business in a manner that is consistent with the Sustainable Sourcing Principles Schedule 1 and any updated Sustainable Sourcing Principles provided by DBS from time to time.

(2)	The Supplier complies and will comply with all applicable Laws relating to ethical and responsible standards of behaviour, including those dealing with human rights (including human trafficking, slavery and conflict mineral sourcing), environmental protection, sustainable development and bribery and corruption, including any Laws implementing the Principles (the Rules).

9.3	DBS may, in its sole discretion, immediately terminate a Contract and these General Terms, without prejudice to any rights which may have accrued to DBS at termination, if the Supplier is alleged or is found to have been in violation of the Rules or the Principles.

10	Confidentiality

10.1	Subject to clauses 10.2 to 10.4:

(1)	the Recipient must keep all Confidential Information of the Disclosing Party confidential;

(2)	neither Party (nor any of its Affiliates) may issue any announcement, circular or communication concerning the existence or content of a Contract without the other Party’s prior written approval; and

(3)	the Recipient must use Confidential Information solely in connection with the performance of its obligation or exercise of its rights under a Contract and take all action reasonably necessary to secure it against theft, loss or unauthorised disclosure or use.

10.2	The restrictions on use or disclosure of information in clause 10.1 do not apply to information which is:

(1)	generally available in the public domain, other than as a result of a breach of an obligation under this clause 10;

(2)	lawfully acquired from a third party who owes no obligation of confidence in respect of the information; or

(3)	independently developed by the Recipient, or was in the Recipient’s lawful possession prior to receipt from the Disclosing Party.

10.3	The Recipient may disclose Confidential Information to Permitted Recipients solely to the extent necessary that disclosure is required for the performance of the Recipient’s obligations or the exercise of its rights under a Contract, provided that before disclosure, the Recipient:

(1)	notifies the Disclosing Party of the intended disclosure (and scope of such disclosure) and the identity of the intended Permitted Recipient;

(2)	at the Disclosing Party’s request, procures that the Permitted Recipient enters into a confidentiality undertakings in favour of the Disclosing Party on terms no less onerous than those contained in this clause 10; and

(3)	ensures that the Permitted Recipient is aware of and complies with the Recipient’s obligations under this clause 10 as if it were the Recipient.

The Recipient is responsible for the acts, omissions or defaults of any Permitted Recipient in relation to Confidential Information as if they were its own acts or omissions.

10.4	The Recipient may disclose Confidential Information to the extent that disclosure is required by Law, the rules of any stock exchange or by Government Authority, provided that the Recipient:

(1)	unless prohibited by Law, provides the Disclosing Party with prompt notice of any the requirement or request so that that the Disclosing Party may seek an appropriate protective order preventing or limiting the disclosure;

(2)	at the Disclosing Party’s reasonable cost, provides the Disclosing Party with reasonable assistance in any action taken by the Disclosing Party to prevent or limit the disclosure; and

(3)	only disclose the Confidential Information which is necessary to comply with the Law, rules of the stock exchange or Government Authority.

10.5	If the Recipient becomes aware of any actual, threatened or attempted unauthorised or accidental access, use or disclosure of the Disclosing Party’s Confidential Information, the Recipient must immediately:

(1)	inform the Disclosing Party in writing, specifying the Confidential Information involved, the time and nature of the unauthorised or accidental access, use or disclosure and the identity of those involved; and

(2)	take such steps as are necessary or as the Disclosing Party directs (and cooperate with the Disclosing Party in any steps taken by it) to retrieve the Confidential Information from unauthorised persons and to prevent further unauthorised or accidental access, use or disclosure.

10.6	On termination of a Contract, the Recipient must at the Disclosing Party’s election, return, destroy or expunge from any storage device all copies of Confidential Information, except where required to retain them by Law or for purposes of performance under that Contract. The Recipient must provide the Disclosing Party with a written confirmation of compliance with this clause 10.6 within seven days of request.

10.7	The Parties agree that damages may not be an adequate remedy for breach of this clause 10 and (to the extent permitted by the court) that an aggrieved Party may seek an injunction or specific performance in respect of such breach.

11	Intellectual Property Rights

11.1	Unless otherwise stated in a Module:

(1)	Each Party retains all rights, title and interest in and to its Intellectual Property Rights which subsisted before conclusion of a Contract or come into being independently of a Contract.

(2)	Each Party may use resources or materials in which the other Party holds the Intellectual Property Rights during the term of a Contract, solely as necessary to exercise its rights or perform its obligations under that Contract.

(3)	DBS owns all rights, title and interest in and to Intellectual Property Rights developed during the course of providing Services under a Contract, including enhancements, modifications or derivative works of materials in which either Party owns the Intellectual Property Rights.

(4)	To the extent necessary to effect the provisions of clause 11.1(3), the Supplier assigns the Intellectual Property Rights referred to in clause 11.1(3) with effect from creation to DBS or its nominee.

11.2	The Parties may amend, supplement or replace clause 11.1 in a Module, taking into account the nature of the Products or Services governed by that Module.

12	Warranties, representations and undertakings

12.1	Each Party warrants, represents and undertakes in relation to each Contract that:

(1)	it has full capacity and authority to enter into and to perform its obligations under and in accordance with the Contract (and all other documents to be entered into by it under the Contract);

(2)	the Contract and all other documents to be entered into by it under the Contract are executed by its duly authorised representative and once executed will constitute legal, valid and binding obligations on it, enforceable in the jurisdiction in which the Products and Services are to be provided or supplied from;

(3)	as at the date of commencement of each Contract, there are no matters of which it or (in the case of the Supplier) any of its Personnel is aware that might adversely affect its ability to perform its obligations under the Contract.

12.2	The Supplier warrants, represents and undertakes in relation to each Contract that:

(1)	it is not undergoing (and does not reasonably anticipate undergoing) an Insolvency Event;

(2)	it and its Personnel do not have (and will not enter into) any commitments to Third Parties that conflict with the Supplier’s obligations under the Contract;

(3)	it and its Personnel have access to all information, resources and expertise required in order to provide the Products and Services in accordance with the Contract;

(4)	it and its Personnel have obtained (and will maintain for the term of each Contract) all necessary consents, approvals, authorisations, licences and permissions that they are required to obtain in order to provide the Products and Services and to perform under the Contract;

(5)	resources or materials used or supplied by the Supplier or its Personnel under a Contract will not infringe any Intellectual Property Rights or other rights of a third party;

(6)	its Personnel will act in accordance with the Suppliers obligations under each Contract and not cause the Supplier to be in breach of such obligations;

(7)	it and its Personnel will comply with all applicable Laws in the provision of the Products and Services and the performance of the Contract;

(8)	it and its Personnel will comply with the DBS Policies;

(9)	where it provides DBS with personal data (as defined in applicable privacy or data protection Laws), of Supplier Personnel, it will ensure that it has the consent of the Personnel (or is otherwise authorised in terms of applicable Laws) for DBS to process such personal data;

(10)	all information and records to be maintained or provided by the Supplier under the Contract will be accurate and complete and the Supplier will promptly notify DBS of any material fact of which it becomes aware since the information was provided which would or might render it false or misleading;

(11)	in providing the Products and Services, it and its Personnel will not do anything which damages, or is reasonably likely to damage, the reputation of DBS Entities.

12.3	The Supplier must promptly notify DBS if it has breached, or is reasonably likely to breach, any of the warranties in a Contract.

12.4	Each warranty, representation and undertaking in a Contract is a separate warranty, representation and undertaking on behalf of the Party giving it and is not limited by the terms of any other warranty, representation and undertaking in the Contract.

12.5	Warranties survive termination of a Contract for as long as necessary to give them effect.

13	Indemnities

13.1	The Supplier will indemnify DBS, other DBS Entities receiving Products or Services under a Contract and their respective Personnel for all Losses (including those arising from third party claims) incurred by them arising out of or in connection with:

(1)	a breach of a material obligation of the Supplier under a Contract;

(2)	the Supplier’s and its Permitted Recipient’s acts, omissions or defaults in relation to DBS Entities’ Confidential Information;

(3)	a breach by the Supplier of the warranties, representations and undertakings in clause 12;

(4)	a breach by the Supplier of clause 15.2;

(5)	any fraud or negligent or otherwise wrongful act or omission of the Supplier or its Personnel;

(6)	death, personal injury, or damage to or loss of property caused by the Supplier or Personnel;

(7)	claims for taxes, interest or penalties against DBS that are obligations of the Supplier; and

(8)	any claim by a third party arising out of act or omission of the Supplier or its Personnel in connection with a Contract.

14	Limitation of liability

14.1	Unlimited liability

Nothing in a Contract limits or excludes:

(1)	a Party’s (or its Affiliates’) liability:

(a)	to the extent that it cannot be legally limited or excluded by Law;

(b)	for death or personal injury arising out of its (or its Personnel’s) negligence;

(c)	for Losses suffered by the other Party arising out of the first Party’s (or its Personnel’s) fraud; or

(d)	for any other categories stated in a Module or Order to be subject to unlimited liability; and

(2)	the Supplier’s liability:

(a)	for wilfully or deliberately abandoning all or substantially all of its obligations under a Contract or wrongful termination of a Contract

(b)	for breach of the warranties in clauses 12.2(4) to 12.2(11); or

(c)	for the indemnities given by it in clauses 8.4(3), 13.1(2) and 13.1(5) to 13.1(8).

14.2	Exclusion of liability

(1)	Subject to clauses 14.1 and 14.2(2), neither Party (nor any of its Affiliates) will have any liability to the other Party (or to its Affiliates), whether for breach of contract, in tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Agreement for indirect or consequential Losses of any kind and however caused, whether or not reasonably foreseeable, reasonably contemplatable, or actually foreseen or contemplated, by that Party (or an Affiliate) at the time of entering into a Contract.

(2)	For the avoidance of doubt, the Losses which DBS Entities may recover include costs and expenses incurred by DBS Entities arising: from a breach of a Contract; in tort (including negligence); from breach of statutory duty; or from any erroneous statement made or committed by or on behalf of the Supplier in connection with a Contract (each a Default), including costs and expenses incurred in:

(a)	investigating, identifying, mitigating and remedying the Default;

(b)	selecting and engaging an alternative supplier, and/or selecting, purchasing and implementing substitute Products or Services or temporary workarounds, following termination of a Contract under clauses 8.4(1), 9.3 or 18.2 or any clauses of a Module which allow DBS to terminate for cause;

(c)	appointing external consultants and advisers to carry out the activities in clauses 14.2(2)(a) and 14.2(2)(b); and

(d)	costs and expenses incurred in contemplation of and pursuant to a Contract to the extent wasted if alternative suppliers are obtained;

(e)	lost and wasted management time, additional wages, overtime and expenses (including travel and lodging), wasted expenditure, additional operational and/or administrative costs;

(f)	payments made by DBS Entities to a third party in fulfilment of a commitment (whether contractual or otherwise);

(g)	compensation (including reasonable ex gratia payments) payable by DBS Entities to its customers;

(h)	fines, penalties or orders for compensation or restitution imposed on DBS Entities by a Government Authority and any additional compliance costs incurred by DBS Entities as a result of the Supplier’s Default; and/or

(i)	any reasonable costs of investigation, corrective action, workarounds and/or compensatory action.

14.3	Limits on amount of Losses recoverable

Subject to clauses 14.1 and 14.2 and unless otherwise stated in a Module or Order:

(1)	DBS Entities’ total liability to Supplier Entities under all Contracts for all claims in the aggregate is limited to the fees (excluding taxes) paid by DBS to the Supplier for Products and Services under all Contracts; and

(2)	Supplier Entities’ total liability to DBS Entities under all Contracts for all claims in the aggregate is limited to five (5) times all amounts that are paid or would have been payable (as if the Supplier had fully performed its obligations) by DBS to Supplier under all Contracts.

14.4	The limitations and exclusions of DBS Entities’ liability under this clause 14 do not limit their liability for payment of any fees in accordance with Contracts.

15	Insurance

15.1	The Supplier must, at its own expense, procure and maintain any insurance policies (from a reputable insurer or through a reputable broker) which are normally obtained by companies carrying on similar business to the Supplier and any insurance policies specified in a Module or Order. The terms of any insurance policy or the amount of cover will not relieve or reduce the Supplier’s liabilities under or in connection with a Contract.

15.2	The Supplier must not do or fail to do (and must ensure that its Personnel do not do or fail to do) anything that may adversely affect DBS’ insurance policies and comply with any conditions or requirements of these insurance policies or DBS’ insurers notified by DBS to the Supplier.

16	Force majeure

16.1	To the extent that it becomes impossible for a Party to perform any obligation in terms of a Contract because of a Force Majeure Event, that Party must:

(1)	promptly notify the other Party of the nature, extent, effect and likely duration of the Force Majeure Event; and keep the other Party updated as may be reasonably required by the other Party;

(2)	take all commercially reasonable action to remedy or minimise the consequences (and report to the other Party); and

(3)	immediately resume performance of the affected obligations and notify the other Party when performance again becomes reasonably possible (including by using workarounds).

16.2	Provided that the affected Party complies with clause 16.1, performance of the affected obligation is suspended for as long as the event or circumstance continues to make the performance impossible.

16.3	If a Force Majeure Event continues to make performance of the affected obligations impossible for a period exceeding 90 days, DBS may terminate the Contract on written notice to the Supplier.

16.4	The Supplier may not increase any fees as a result of a Force Majeure Event and DBS will not be liable for the payment of any Fees for Products or Services not received due to a Force Majeure Event.

17	Termination for convenience

DBS may terminate a Contract for convenience on written notice to the Supplier of the period stated in an applicable Module or Order. Unless otherwise stated in the Module or Order, DBS will not incur any liability arising from such termination and the Supplier’s sole and exclusive right shall be the Charges due and owing up to the effective date of termination.

18	Termination for cause

18.1	Supplier’s termination rights

(1)	In the event DBS has failed to pay an undisputed invoice in accordance with clause 7:

(a)	Supplier shall send a written notice to the Relationship Manager (“1st reminder notice”);

(b)	If the Parties are unable to resolve payment of the undisputed invoice within thirty (30) days from receipt of the 1st reminder notice, Supplier shall send a second written notice to DBS’ GPS Contact as specified in the relevant Order (“2nd reminder notice”); and

(c)	If the Parties are unable to resolve payment of the undisputed invoice within a further thirty (30) days from receipt of the 2nd reminder notice, Supplier shall send a third written notice to the senior executive as set out in Clause 5.1(2), clearly stating the Supplier’s intention to terminate the Contract at the end of a further thirty (30) day period if the payment of the undisputed invoice is not resolved (“3rd reminder notice”);

(d)	If the Parties are unable to resolve payment of the undisputed invoice within such thirty (30) days from receipt of the 3rd reminder notice, the Supplier may terminate a Contract by written notice to DBS,

(2)	Notwithstanding clause 21.6, the Supplier may not terminate a Contract except as provided in clause 18.1.

18.2	DBS’ termination rights

DBS may terminate a Contract:

(1)	by notice to the Supplier if:

(a)	the Supplier is subject to an Insolvency Event;

(b)	the Supplier commits a material breach of a Contract which is not capable of remedy or, if capable of remedy, is not remedied within 30 days after a written notice from DBS requiring such breach to be remedied;

(c)	there is a change of Control of the Supplier;

(2)	if Supplier is in breach of any Contract (whether or not the breach is capable of remedy) which is persistent, and a breach is deemed to be “persistent” if it is repeated (whether remedied or not in each instance) sufficiently often to have a material impact on DBS and similar breaches are deemed to be instances of the same breach;

(3)	in accordance with clause 16.3;

(4)	in accordance an applicable Module or Order; or

(5)	as elsewhere provided for in the Contract, or as otherwise permitted by Law.

18.3	Material breaches by the Supplier that are not capable of remedy for the purposes of clause 18.2(1)(b) include the following:

(1)	a breach by the Supplier or its Personnel of its obligations under clause 8 (in which case DBS is not obliged to pay current or future invoices due under the Contract, and the Supplier will cease to be entitled to such payments), clause 9 or clause 10;

(2)	if the Supplier’s failure to deliver any Products or Services in accordance with the Contract has, in DBS’ reasonable opinion, a material adverse impact on DBS Entities’ ability to conduct business (including capability to meet regulatory obligations);

(3)	where the brand or reputation of DBS Entities is, in DBS’ reasonable opinion, materially damaged as a result of the action or inaction of the Supplier or its Personnel;

(4)	if:

(a)	the Supplier or any Personnel loses any licence, authorisation or approval from a Government Authority that is necessary to provide the Products or Services;

(b)	the Supplier is subject to an enforcement action by a Government Authority;

(c)	a Government Authority requires or recommends that DBS terminates the Contract; or

(d)	DBS is subject to a fine, penalty, warning, notice or other adverse action by a Government Authority as a result of an act or omission of the Supplier or its Personnel (or a Government Authority notifies DBS that it may be subject to a fine, penalty, warning, notice or other adverse action as a result of the Supplier or its Personnel’s act or omission or continuing act or omission).

18.4	The Supplier shall immediately notify DBS of any Insolvency Event or change of Control affecting it.

18.5	Cross termination of Contracts and partial termination

Where DBS is entitled to terminate a Contract:

(1)	in circumstances referred to in these General Terms, any DBS Entity which is party to any Contract with a Supplier Entity is entitled to terminate that Contract; and

(2)	in circumstances referred to in a Module, any DBS Entity which is party to any Contract with a Supplier Entity that incorporates that Module is entitled to terminate that Contract; and

(3)	in any circumstances, DBS may terminate that Contract in whole or in part, including in respect of some Products or Services, other DBS Entities receiving Products or Services under the Contract or in respect of one or more business areas.

18.6	Effect of expiry or termination

(1)	If any court holds that DBS’ purported termination under clauses 18.2, 18.3, or 18.5 is invalid, then such purported termination shall be deemed to be a termination for convenience under clause 17 and DBS’ sole liability shall be as set out in clause 17.

(2)	Unless otherwise agreed in an Order, in the event of termination in part of any Product or Service, the Charges for the remainder of the Products or Services will be adjusted in accordance with the Order, and where there is no such mechanism, the Parties will equitably adjust the Charges.

(3)	Termination of a Contract does not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of a Contract which existed at or before the date of termination.

(4)	On expiry or termination of a Contract, the Supplier must immediately withdraw and/or revoke all Supplier Personnel’s access to DBS’ Confidential Information, premises, data and other materials and provide written confirmation to DBS that this has been done.

(5)	The rights and obligations under clauses of a Contract which expressly or by their nature survive expiry or termination will remain in full force and effect, including clauses 1, 2, 3, 4.4, 4.5, 7.4(2), 8.3, 8.4(2), 8.4(3), 10, 11.1(1), 11.1(3), 11.1(4), 13, 14, 18.6, 19, 20 and 21.

19	Dispute resolution

19.1	Informal dispute resolution

(1)	Before initiating formal proceedings, the Parties will attempt to resolve any disputes relating to Contracts informally in accordance with this clause 19.1.

(2)	Either Party may submit a dispute to the Relationship Managers by giving them written notice, describing the dispute in reasonable detail. The Relationship Managers must attempt to resolve the dispute as speedily as possible and will meet as often as necessary to do so. The first meeting must be held within 7 days after receipt of the notice.

(3)	At any time after the first meeting between the Relationship Managers, either Party may escalate the dispute to the senior executives nominated in terms of clause 5.1(2) by giving them written notice, describing the dispute in reasonable detail. The senior executives must attempt to resolve the dispute as speedily as possible and will meet as often as necessary to do so. The first meeting must be held within 7 days after receipt of the notice.

(4)	At any time after the first meeting between the senior executives, either Party may institute formal proceedings in accordance with clause 19.2.

19.2	Formal dispute resolution

Any disputes relating to Contracts (including their breach, termination, enforcement or validity) will be finally resolved by court proceedings. For this purpose, each Party submits to the exclusive jurisdiction of the Hong Kong courts and agrees not to commence any proceedings in an alternative forum and waives any objection to the venue of any proceeding in the Hong Kong courts.

19.3	General

(1)	Notwithstanding this clause 19, any Party may apply to a court of competent jurisdiction to seek an injunction or other equitable relief to prevent, stop or mitigate any breach of a Contract (including those referred to in clause 10.7).

(2)	Each Party will continue to perform its obligations under the relevant Contract in good faith during the resolution of any dispute unless and until that Contract is terminated.

20	Governing law

All Contracts are governed by Hong Kong law, without giving effect to its rules governing conflicts of law.

21	Miscellaneous

21.1	Notices

(1)	Unless expressly stated otherwise, all notices, demands or other formal communications in connection with a Contract, must be in writing in English.

(2)	Notices must be delivered personally, by registered mail or by email and must be addressed to the Parties at their addresses stated on the applicable Order, or another address notified by that Party in accordance with this clause 21.1, copying the Global Relationship Managers (if any designated under clause 5.4). If a notice is sent by email, a copy must be sent simultaneously by another method of delivery.

(3)	Notices will be deemed delivered:

(a)	if personally delivered, on receipt;

(b)	if delivered by registered mail, three Business Days after sending; or

(c)	if delivered by email, on the date the email transmission is confirmed.

Notwithstanding the manner of delivery, any notice, demand or other communication actually received by a Party will be deemed delivered on receipt.

21.2	Assignment

(1)	The Supplier may not cede any of its rights or delegate any of its obligations under a Contract without DBS’ prior written consent.

(2)	DBS may cede any of its rights or delegate any of its obligations under a Contract to another DBS Entity or assign a Contract to an entity with which DBS merges, consolidates or amalgamates or to which it transfers all or substantially all of its assets, provided that the assignee agrees to be bound by the Contract.

21.3	Counterparts

These General Terms, Modules and Orders may be executed in counterparts, each of which will be an original and which together constitute the same document.

21.4	Relationship

The Supplier will perform under Contracts as an independent contractor. A Contract does not create or imply an agency relationship, joint venture or partnership between the Parties.

21.5	Publicity

The Supplier must obtain DBS’ prior written consent before:

(1)	using DBS’ name and logo or any DBS trademarks in any manner or form; or

(2)	releasing or making any publication, advertisement, statement or other information or material relating or referring to DBS or a Contract.

21.6	Accumulation of remedies

Except as otherwise provided in a Contract, no right, power, privilege or remedy conferred by any provision of a Contract is intended to be exclusive of any other right, power, privilege or remedy (whether under any other provision of a Contract, at common law, equity, under statute or otherwise).

21.7	Severability

Any invalid, illegal or unenforceable provision of a Contract will be deemed amended to be valid and enforceable or, if it cannot be amended without materially altering the intention of the Parties, it will be severed and the remaining provisions of the Contract will continue in force.

21.8	Waiver

No delay or omission by either Party to exercise any right or power it has under a Contract will be interpreted as a waiver. All waivers must be in writing and signed by the Party waiving its rights. A waiver of any breach will not be interpreted as a waiver of any succeeding breach. A waiver by a Party to one Contract will not be interpreted as a waiver in respect of other Contracts.

21.9	Entire agreement

(1)	Each Contract is the entire agreement between the Parties with respect to its subject matter. Except as may be expressly stated in the Contract, it supersedes all prior agreements, statements, representations, understandings, negotiations, proposals and discussions, whether oral or written, between the Parties.

(2)	Save for an Order, any other order forms or purchase orders or delivery orders issued by the Parties (including via DBS’ procurement system under clause 2.9 above) shall be for administrative convenience only. The terms and conditions included on such forms or orders shall have no effect and will not modify the relevant Contract (even if such forms or orders state otherwise).

(3)	Any standard Supplier product or service guides will be effectively only for the purposes of providing a technical description of Supplier’s standard product or service offerings and will not amend the terms of any Contract.

21.10	Amendments

No amendment to a Contract will be valid unless in writing and signed by an authorised representative of each Party.

21.11	Consents, approvals and requests

Except as specifically stated in a Contract, all consents and approvals to be given by either Party will not be unreasonably withheld or delayed and each Party will make only reasonable requests under that Contract.

21.12	Third party beneficiaries

A Contract will not create any right or benefits enforceable by any person not a party to it, except that each DBS Entity that is designated as a service recipient as provided under clause 2.7 shall have the right to enforce any rights or benefits conferred on it in the Contract. Unless expressly stated to the contrary in a Contract, a third party may not enforce any terms under the Contracts (Rights of Third Parties) Ordinance (Cap. 623). Notwithstanding any term of a Contract, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of a Contract.

21.13	Parties to bear own costs

Each Party will bear its own costs in the preparation and negotiation of Contracts.

Signatures on the next page

Signature page

Signed at Hong Kong on ______________________.

For and on behalf of
DBS Bank (Hong Kong) Limited

Head of Group Procurement & Services
Who warrants authority

Signed at Hong Kong on ______________________.

For and on behalf of
TalentQuest HR Limited

Name:
Capacity
Who warrants authority

Schedule 1 – Sustainable Sourcing Principles

The DBS Sustainable Sourcing Principles (SSP) sets out the general minimum principles and standards of behaviour that we expect of all Suppliers who engage with DBS for the purpose of providing goods and services. These principles define us, and are the standards by which we deal with our customers, business associates, stakeholders and each other. They are a core part of our values.

Our SSP applies to our Suppliers worldwide and seeks to encourage comparable standards of behaviour, driving commitment to ethical improvements through our supply chain.

These principles have been drawn from the standards and values set down by the international organisations and conventions which are universally recognised.

Should Suppliers require clarification on any part of the SSP, they should contact their local Group Procurement Representative in the first instance.

There are 4 main categories:

1.	Human Rights:

1.1	DBS’ Suppliers are to work to support and respect the protection of human rights, and to ensure that they are not complicit (directly or indirectly) in any human rights abuses (including, without limitation, human trafficking and slavery).

1.2	Child labour shall not be used. Where there is no gazetted legislative age the minimum age shall be 16 years. Workers aged 18 or below shall not be employed to work at night or in hazardous conditions.

1.3	DBS’ Suppliers are to prohibit the application of any form of inhumane treatment. Physical abuse, or the threat of physical abuse, sexual or other forms of harassment including verbal abuse and intimidation shall be strictly prohibited.

1.4	DBS’ Suppliers are to recognise and respect the rights of its employees to associate freely and to organise and bargain collectively in accordance with the local laws in which they are employed.

1.5	DBS’ Suppliers are encouraged to promote diversity and inclusion. There shall not be any discrimination based upon race, faith, gender, sexual orientation, age, marital status, disability or political affiliations

2.	Safety and Health:

2.1	DBS’ Suppliers are to adhere to all mandatory local health and safety regulations and standards, and to implement adequate precautions to protect the health and safety of its workers, in accordance with the nature of the industry.

3.	Environmental Sustainability:

3.1	DBS’ Suppliers are to support and promote environmental protection, and to comply with local environmental laws and regulations.

3.2	DBS’ Suppliers are to promote greater environmental responsibility and support us in the use of goods and services which help mitigate our environmental impact, as well as better managing and utilising resources such as energy, paper, water and waste.

3.3	DBS’ Suppliers are to promote the development and distribution of environmentally friendly technologies.

3.4	DBS may request and Supplier shall provide evidence that they have implemented or are in progress of working towards implementation of an environmental programme or policy. In the absence of such a programme being in place, the Supplier shall provide a statement describing their incumbent position with regards to the environment.

4.	Business Integrity and Ethics:

4.1	DBS’ Suppliers are to conduct themselves ethically and morally and respect local laws, and strictly prohibit bribery and corruption in any form. Suppliers are encouraged to report all suspected cases, actual breaches or concealment of any forbidden acts.